Exhibit 99.1

News from The Chubb Corporation

The Chubb Corporation
15 Mountain View Road • P.O. Box 1615
Warren, New Jersey 07061-1615
Telephone: 908-903-2000

FOR IMMEDIATE RELEASE

Chubb Reports Fourth Quarter Net Income per Share of $1.60;

Operating Income per Share Is $1.63;

Combined Ratio Is 89.9%

Net Income per Share for 2011 Is $5.76;

Operating Income per Share Is $5.12;

Combined Ratio Is 95.3%

Company Expects 2012 Operating Income per Share

In Range of $5.30 to $5.70

WARREN, New Jersey, January 26, 2012 — The Chubb Corporation [NYSE: CB] today reported that net income in the fourth quarter of 2011 was $452 million or $1.60 per share, compared to $620 million or $2.02 per share in the fourth quarter of 2010.

Operating income, which the company defines as net income excluding after-tax realized investment gains and losses, was $460 million, compared to $519 million in the fourth quarter of 2010. Operating income per share declined 4% to $1.63 from $1.69.

Net written premiums for the fourth quarter increased 4% to $3.0 billion from $2.9 billion. Premiums were up 3% in the U.S. and up 6% outside the U.S. (up 4% in local currencies).

The fourth quarter combined loss and expense ratio was 89.9% in 2011 and 87.0% in 2010. The impact of catastrophes on the combined ratio was 0.4 percentage points in the fourth quarter of 2011. Losses from catastrophes that occurred in the fourth quarter were partially offset by a downward revision of estimated losses from Hurricane Irene and other catastrophes which occurred earlier in the year. The impact of catastrophes in the fourth quarter of 2010 was 1.4 points. Excluding the impact of catastrophes, the combined ratio was 89.5% in 2011 and 85.6% in 2010. The expense ratio for the fourth quarter was 30.6% in 2011 and 30.9% in 2010.

Property and casualty investment income after taxes for the fourth quarter declined 1% to $316 million in 2011 from $320 million in 2010.

Net income for the fourth quarter of 2011 included net realized investment losses of $12 million before tax ($0.03 per share after-tax). Net income for the fourth quarter of 2010 reflected net realized investment gains of $155 million before tax ($0.33 per share after-tax). The amounts in both periods were largely related to the company’s alternative investments.

During the fourth quarter of 2011, Chubb repurchased 6.0 million shares of its common stock at a total cost of $396 million, or an average cost of $66.10 per share.

Average diluted shares outstanding for the fourth quarter were 282.2 million in 2011 and 307.4 million in 2010.

Book value per share was $57.15 at December 31, 2011 compared to $56.23 at the end of the third quarter and $52.24 at December 31, 2010.

Full Year Results

For the year ended December 31, 2011, net income was $1.7 billion or $5.76 per share, compared to $2.2 billion or $6.76 per share for the year ended December 31, 2010. Operating income totaled $1.5 billion in 2011 and $1.9 billion in 2010. Operating income per share declined 13% to $5.12 in 2011 from $5.90 in 2010.

Net written premiums in 2011 increased 5% to $11.8 billion from $11.2 billion in 2010; excluding the effect of foreign currency translation, premiums were up 4%. Premiums were up 2% in the U.S. and up 11% outside the U.S. (up 8% in local currencies).

The combined ratio in 2011 was 95.3%, compared to 89.3% in 2010. The impact of catastrophes accounted for 8.9 percentage points of the combined ratio in 2011 and 5.7 points in 2010. Excluding the impact of catastrophes, the combined ratio was 86.4% in 2011 and 83.6% in 2010. The expense ratio for the year was 31.5% in 2011 and 31.2% in 2010.

Property and casualty investment income after taxes in 2011was flat at $1.3 billion.

Net income for 2011 included net realized investment gains of $288 million before tax ($0.64 per share after-tax). Net income for 2010 reflected net realized investment gains of $426 million before tax ($0.86 per share after-tax). The amounts in both periods were largely related to the company’s alternative investments.

During 2011, Chubb repurchased 27.6 million shares of its common stock at a total cost of $1.7 billion, or an average cost of $62.30 per share.

Average diluted shares outstanding were 291.4 million in 2011 and 321.6 million in 2010.

“Chubb had a solid fourth quarter with operating income per share of $1.63 and a combined ratio of 89.9%,” said John D. Finnegan, Chairman, President and Chief Executive Officer. “We were very pleased to record $1.7 billion in net income for the year despite unprecedented levels of catastrophe losses. This reflects the strong underlying performance of all three of our business units.

“The fourth quarter was especially encouraging as the commercial rate environment continued to improve,” said Mr. Finnegan. “We secured an average renewal rate increase of 6% in our U.S. standard commercial business, and average renewal rates in our U.S. professional liability business turned positive for the first time in two years. Given our strong balance sheet and underwriting discipline, we are well positioned to take advantage of these improving market conditions.”

Fourth Quarter Operations Review

Chubb Personal Insurance (CPI) net written premiums increased 3% in the fourth quarter of 2011 to $991 million. CPI’s combined ratio for the fourth quarter was 86.9% in 2011 and 83.7% in 2010. The impact of catastrophes on CPI’s combined ratio in the fourth quarter was 1.6 percentage points in 2011 and 1.0 points in 2010. Excluding the impact of catastrophes, the combined ratio for the fourth quarter was 85.3% in 2011 and 82.7% in 2010.

Homeowners net written premiums were up 3%, and the combined ratio was 82.3%. Personal Automobile net written premiums increased 1%, and the combined ratio was 93.3%. Other Personal lines net written premiums were up 4%, and the combined ratio was 94.7%.

Chubb Commercial Insurance (CCI) net written premiums for the fourth quarter of 2011 were up 8% to $1.2 billion. The combined ratio for the quarter was 93.2% in 2011 and 93.5% in 2010. The impact of catastrophes in the fourth quarter of 2011 improved CCI’s combined ratio by 0.4 percentage points as a result of a downward revision of estimated losses from catastrophe events earlier in 2011. In the fourth quarter of 2010, the impact of catastrophes accounted for 2.5 percentage points of CCI’s combined ratio. Excluding the impact of catastrophes, the combined ratio for the fourth quarter was 93.6% in 2011 and 91.0% in 2010.

In the U.S., average fourth quarter CCI renewal rates were up 6%, renewal premium retention was 85% and the ratio of new to lost business was 1.1 to 1.

Chubb Specialty Insurance (CSI) net written premiums were down 1% in the fourth quarter to $736 million. The combined ratio was 89.8%, compared to 82.4% in the fourth quarter of 2010.

Professional Liability (PL) net written premiums declined 2%, and PL had a combined ratio of 96.1%. In the U.S., average PL renewal rates were up 1%, renewal premium retention was 85% and the ratio of new to lost business was 0.7 to 1.

Surety net written premiums were up 6%, and the combined ratio was 47.0%.

2011 Operations Review

For the year ended December 31, 2011, Chubb Personal Insurance net written premiums increased 4% to $4.0 billion. CPI’s combined ratio was 98.3% in 2011 and 91.5% in 2010. The impact of catastrophes accounted for 13.1 percentage points of the combined ratio in 2011 and 10.2 points in 2010. Excluding the impact of catastrophes, the combined ratio was 85.2% in 2011 and 81.3% in 2010.

Homeowners net written premiums increased 4%, and the combined ratio was 100.2%. Personal Automobile net written premiums were up 7%, and the combined ratio was 94.4%. Other Personal lines net written premiums increased 2%, and the combined ratio was 95.7%.

Chubb Commercial Insurance net written premiums for 2011 were up 8% to $5.1 billion. The combined ratio was 99.3% in 2011 and 92.3% in 2010. The impact of catastrophes accounted for 10.5 percentage points of the combined ratio in 2011 and 5.4 points in 2010. Excluding the impact of catastrophes, the combined ratio was 88.8% in 2011 and 86.9% in 2010.

In the U.S., average CCI renewal rates were up 3%, renewal premium retention was 86% and the ratio of new to lost business was 1.2 to 1.

Chubb Specialty Insurance net written premiums for 2011were flat at $2.7 billion. The combined ratio was 85.1% in 2011 and 82.2% in 2010.

Professional Liability’s net written premiums were flat. PL had a combined ratio of 89.9%. In the U.S., average 2011 renewal rates for PL were down 1%, renewal premium retention was 87% and the ratio of new to lost business was 1.1 to 1.

Surety net written premiums increased 1%, and the combined ratio was 49.1%.

2012 Operating Income Guidance

Mr. Finnegan said that based on management’s current outlook, he expected Chubb to achieve 2012 operating income per share in the range of $5.30 to $5.70.

The operating income guidance for 2012 assumes:

•	Net written premiums that are up 2% to 4%.

•

Catastrophe losses that have an impact of 3.5 percentage points on the 2012 combined ratio. The impact of each percentage point of catastrophe losses on 2012 operating income per share is approximately $0.28.

•	A combined ratio between 93% and 95% for the year.

•	A decline of 3% to 5% in property and casualty investment income after taxes.

•	Approximately 271 million average diluted shares outstanding for the year.

The guidance and related assumptions are subject to the risks outlined in the company’s forward-looking information safe-harbor statements (see below).

Webcast Conference Call to be Held Today at 5 P.M.

Chubb’s senior management will discuss the company’s fourth quarter performance with investors and analysts today, January 26th, at 5 P.M. Eastern Standard Time. The conference call will be webcast live on the Internet at http://www.chubb.com and archived later in the day for replay.

About Chubb

Founded in 1882, the Chubb Group of Insurance Companies provides property and casualty insurance for personal and commercial customers worldwide through 8,500 independent agents and brokers. Chubb’s global network includes branches and affiliates throughout North America, Europe, Latin America, Asia and Australia.

Chubb’s Supplementary Investor Information Report has been posted on its Internet site at http://www.chubb.com.

All financial results in this release and attachments are unaudited.

For further information contact:	Investors:	Glenn A. Montgomery (908) 903-2365

	Media:	Mark E. Greenberg (908) 903-2682

Definitions of Key Terms

Operating Income: Operating income, a non-GAAP financial measure, is net income excluding after-tax realized investment gains and losses. Management uses operating income, among other measures, to evaluate its performance because the realization of investment gains and losses in any given period is largely discretionary as to timing and can fluctuate significantly, which could distort the analysis of trends.

Underwriting Income (Loss): Management evaluates underwriting results separately from investment results. The underwriting operations consist of four separate business units: personal insurance, commercial insurance, specialty insurance and reinsurance assumed. Performance of the business units is measured based on statutory underwriting results. Statutory accounting principles applicable to property and casualty insurance companies differ in certain respects from generally accepted accounting principles (GAAP). Under statutory accounting principles, policy acquisition and other underwriting expenses are recognized immediately, not at the time premiums are earned. Statutory underwriting income (loss) is arrived at by reducing premiums earned by losses and loss expenses incurred and statutory underwriting expenses incurred.

Management uses underwriting results determined in accordance with GAAP, among other measures, to assess the overall performance of the underwriting operations. To convert statutory underwriting results to a GAAP basis, policy acquisition expenses are deferred and amortized over the period in which the related premiums are earned. Underwriting income (loss) determined in accordance with GAAP is defined as premiums earned less losses and loss expenses incurred and GAAP underwriting expenses incurred.

Property and Casualty Investment Income After Income Tax: Management uses property and casualty investment income after income tax, a non-GAAP financial measure, to evaluate its investment results because it reflects the impact of any change in the proportion of the investment portfolio invested in tax exempt securities and is therefore more meaningful for analysis purposes than investment income before income tax.

Book Value per Common Share with Available-for-Sale Fixed Maturities at Amortized Cost: Book value per common share represents the portion of consolidated shareholders’ equity attributable to one share of common stock outstanding as of the balance sheet date. Consolidated shareholders’ equity includes, as part of accumulated other comprehensive income (loss), the after-tax appreciation or depreciation, including unrealized other-than-temporary impairment losses, of the Corporation’s available-for-sale fixed maturities, which are carried at fair value. The appreciation or depreciation of available-for-sale fixed maturities is subject to fluctuation due to changes in interest rates and therefore could distort the analysis of trends. Management believes that book value per common share with available-for-sale fixed maturities at amortized cost, a non-GAAP financial measure, is an important measure of the underlying equity attributable to one share of common stock.

Combined Loss and Expense Ratio or Combined Ratio: The combined loss and expense ratio, expressed as a percentage, is the key measure of underwriting profitability. Management uses the combined loss and expense ratio calculated in accordance with statutory accounting principles applicable to property and casualty insurance companies to evaluate the performance of the underwriting operations. It is the sum of the ratio of losses and loss expenses to premiums earned (loss ratio) plus the ratio of statutory underwriting expenses to premiums written (expense ratio) after reducing both premium amounts by dividends to policyholders.

Net Written Premiums Growth (Decrease) Excluding the Impact of Currency Fluctuation: Management uses net written premiums growth (decrease) excluding the impact of currency fluctuation, a non-GAAP financial measure, to evaluate the trends in net written premiums, exclusive of the effect of fluctuations in exchange rates between the U.S. dollar and the currencies in which international business is transacted. In net written premiums growth (decrease) excluding the impact of currency fluctuation, the effect of fluctuations in the exchange rates is excluded as these rates may fluctuate significantly and could distort the analysis of trends. Net written premiums growth (decrease) excluding the impact of currency fluctuation is determined by using the same exchange rate to translate each foreign currency denominated net written premium amount in both periods.

FORWARD-LOOKING INFORMATION

In this document we make statements regarding our results of operations, financial condition and other matters that are “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995 (PSLRA). These forward-looking statements are made pursuant to the safe harbor provisions of the PSLRA and include statements regarding management’s 2012 operating income per share guidance and related assumptions. Forward-looking statements frequently can be identified by words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “will,” “may,” “should,” “could,” “would,” “likely,” “estimate,” “predict,” “potential,” “continue,” or other similar expressions. Forward-looking statements are made based upon management’s current expectations and beliefs concerning trends and future developments and their potential effects on Chubb. These statements are not guarantees of future performance. Actual results may differ materially from those suggested by forward-looking statements as a result of risks and uncertainties, which include, among others, those discussed or identified from time to time in Chubb’s public filings with the Securities and Exchange Commission and those associated with:

•	global political conditions and the occurrence of terrorist attacks, including any nuclear, biological, chemical or radiological events;

•	the effects of the outbreak or escalation of war or hostilities;

•

premium pricing and profitability or growth estimates overall or by lines of business or geographic area, and related expectations with respect to the timing and terms of any required regulatory approvals;

•	adverse changes in loss cost trends;

•	our ability to retain existing business and attract new business;

•	our expectations with respect to cash flow and investment income and with respect to other income;

•	the adequacy of our loss reserves, including:

–	our expectations relating to reinsurance recoverables;

–	the willingness of parties, including us, to settle disputes;

–	developments in judicial decisions or regulatory or legislative actions relating to coverage and liability, in particular, for asbestos, toxic waste and other mass tort claims;

–	development of new theories of liability;

–	our estimates relating to ultimate asbestos liabilities; and

–	the impact from the bankruptcy protection sought by various asbestos producers and other related businesses;

•	the availability and cost of reinsurance coverage;

•

the occurrence of significant weather-related or other natural or human-made disasters, particularly in locations where we have concentrations of risk, or changes to our estimates (or the assessments of rating agencies and other third parties) of our potential exposure to such events;

•

the impact of economic factors on companies on whose behalf we have issued surety bonds, and in particular, on those companies that file for bankruptcy or otherwise experience deterioration in creditworthiness;

•

the effects of disclosures by, and investigations of, companies relating to possible accounting irregularities, practices in the financial services industry, investment losses or other corporate governance issues, including:

–	the effects on the capital markets and the markets for directors and officers and errors and omissions insurance;

–	claims and litigation arising out of actual or alleged accounting or other corporate malfeasance by other companies;

–	claims and litigation arising out of practices in the financial services industry;

–	claims and litigation relating to uncertainty in the credit and broader financial markets; and

–	legislative or regulatory proposals or changes;

•

the effects of changes in market practices in the U.S. property and casualty insurance industry arising from any legal or regulatory proceedings, related settlements and industry reform, including changes that have been announced and changes that may occur in the future;

•

the impact of legislative, regulatory and similar developments on our business, including those relating to terrorism, catastrophes, the financial markets, solvency standards, capital requirements and accounting guidance;

•	any downgrade in our claims-paying, financial strength or other credit ratings;

•	the ability of our subsidiaries to pay us dividends;

•	general political, economic and market conditions, whether globally or in the markets in which we operate and/or invest, including:

–	changes in credit ratings, interest rates, market credit spreads and the performance of the financial markets;

–	currency fluctuations;

–	the effects of inflation;

–	changes in domestic and foreign laws, regulations and taxes;

–	changes in competition and pricing environments;

–	regional or general changes in asset valuations;

–	the inability to reinsure certain risks economically; and

–	changes in the litigation environment; and

•	our ability to implement management’s strategic plans and initiatives.

Chubb assumes no obligation to update any forward-looking information set forth in this document, which speak as of the date hereof.

THE CHUBB CORPORATION

SUPPLEMENTARY FINANCIAL DATA

(Unaudited)

	Periods Ended December 31
	Fourth Quarter		Twelve Months
	2011	2010	2011	2010
		(in millions)
PROPERTY AND CASUALTY INSURANCE
Underwriting
Net Premiums Written	$2,965	$2,853	$11,758	$11,236
Increase in Unearned Premiums	(20)	(17)	(114)	(21)

Premiums Earned	2,945	2,836	11,644	11,215

Losses and Loss Expenses	1,741	1,587	7,407	6,499
Operating Costs and Expenses	905	881	3,695	3,496
Decrease (Increase) in Deferred Policy Acquisition Costs	7	6	(63)	(30)
Dividends to Policyholders	8	6	31	28

Underwriting Income	284	356	574	1,222

Investments
Investment Income Before Expenses	398	403	1,598	1,590
Investment Expenses	7	7	36	32

Investment Income	391	396	1,562	1,558

Other Income (Charges)	(3)	7	21	2

Property and Casualty Income	672	759	2,157	2,782

CORPORATE AND OTHER	(58)	(60)	(246)	(220)

CONSOLIDATED OPERATING INCOME BEFORE INCOME TAX	614	699	1,911	2,562

Federal and Foreign Income Tax	154	180	420	665

CONSOLIDATED OPERATING INCOME	460	519	1,491	1,897

REALIZED INVESTMENT GAINS (LOSSES) AFTER INCOME TAX	(8)	101	187	277

CONSOLIDATED NET INCOME	$452	$620	$1,678	$2,174

PROPERTY AND CASUALTY INVESTMENT INCOME AFTER INCOME TAX	$316	$320	$1,265	$1,261

	Periods Ended December 31
	Fourth Quarter		Twelve Months
	2011	2010	2011	2010
OUTSTANDING SHARE DATA
(in millions)
Average Common and Potentially Dilutive Shares	282.2	307.4	291.4	321.6
Actual Common Shares at End of Period	272.5	297.3	272.5	297.3

DILUTED EARNINGS PER SHARE DATA
Operating Income	$1.63	$1.69	$5.12	$5.90
Realized Investment Gains (Losses)	(.03)	.33	.64	.86

Net Income	$1.60	$2.02	$5.76	$6.76

Effect of Catastrophes	$(.03)	$(.08)	$(2.30)	$(1.28)

	Dec. 31	Dec. 31
	2011	2010
BOOK VALUE PER COMMON SHARE	$57.15	$52.24

BOOK VALUE PER COMMON SHARE, with Available-for-Sale Fixed Maturities at Amortized Cost	51.38	49.05

PROPERTY AND CASUALTY UNDERWRITING RATIOS

PERIODS ENDED DECEMBER 31

	$1.69	$1.69	$1.69	$1.69
	Fourth Quarter		Twelve Months
	2011	2010	2011	2010
Losses and Loss Expenses to Premiums Earned	59.3%	56.1%	63.8%	58.1%
Underwriting Expenses to Premiums Written	30.6	30.9	31.5	31.2

Combined Loss and Expense Ratio	89.9%	87.0%	95.3%	89.3%

Effect of Catastrophes on Combined Loss and Expense Ratio	.4%	1.4%	8.9%	5.7%

PROPERTY AND CASUALTY LOSSES AND LOSS EXPENSES COMPONENTS

PERIODS ENDED DECEMBER 31

	$000,0	$000,0	$000,0	$000,0
	Fourth Quarter		Twelve Months
	2011	2010	2011	2010
		(in millions)
Paid Losses and Loss Expenses	$2,108	$1,655	$7,046	$6,354
Increase (Decrease) in Unpaid Losses and Loss Expenses	(367)	(68)	361	145

Total Losses and Loss Expenses	$1,741	$1,587	$7,407	$6,499

PROPERTY AND CASUALTY PRODUCT MIX

	Net Premiums Written			Combined Loss and Expense Ratios
	2011	2010	% Increase (Decrease)	2011	2010

	(in millions)
TWELVE MONTHS ENDED DECEMBER 31

Personal Insurance
Automobile	$682	$638	7%	94.4%	90.8%
Homeowners	2,477	2,382	4	100.2	91.7
Other	818	805	2	95.7	91.2

Total Personal	3,977	3,825	4	98.3	91.5

Commercial Insurance
Multiple Peril	1,136	1,094	4	101.5	94.7
Casualty	1,639	1,532	7	87.9	91.7
Workers' Compensation	860	756	14	93.2	93.4
Property and Marine	1,416	1,294	9	114.7	90.5

Total Commercial	5,051	4,676	8	99.3	92.3

Specialty Insurance
Professional Liability	2,388	2,398	—	89.9	87.8
Surety	332	329	1	49.1	41.3

Total Specialty	2,720	2,727	—	85.1	82.2

Total Insurance	11,748	11,228	5	95.6	89.5

Reinsurance Assumed	10	8	*	*	*

Total	$11,758	$11,236	5	95.3	89.3

QUARTERS ENDED DECEMBER 31

Personal Insurance
Automobile	$165	$164	1%	93.3%	90.0%
Homeowners	605	587	3	82.3	78.8
Other	221	212	4	94.7	92.7

Total Personal	991	963	3	86.9	83.7

Commercial Insurance
Multiple Peril	284	277	3	81.8	87.2
Casualty	392	370	6	91.8	92.8
Workers' Compensation	198	170	16	95.5	97.3
Property and Marine	358	325	10	102.2	97.5

Total Commercial	1,232	1,142	8	93.2	93.5

Specialty Insurance
Professional Liability	648	663	(2)	96.1	88.7
Surety	88	83	6	47.0	37.8

Total Specialty	736	746	(1)	89.8	82.4

Total Insurance	2,959	2,851	4	90.2	87.3

Reinsurance Assumed	6	2	*	*	*

Total	$2,965	$2,853	4	89.9	87.0

*	The change in net premiums written and the combined loss and expense ratios are no longer presented for Reinsurance Assumed since this business is in runoff.